Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-163928) for BorgWarner Inc. Dividend Reinvestment and Stock Purchase Plan of our report dated February 11, 2010, relating to the 2009 financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of BorgWarner Inc. for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

 /s/ PricewaterhouseCoopers LLP

Detroit, Michigan
February 16, 2010